Use these links to rapidly review the document
TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on December 29, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COBIZ INC.
(Exact name of registrant as specified in its charter)

Colorado	6021	84-0826324
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

821 Seventeenth Street
Denver, Colorado 80202
(303) 293-2265
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven Bangert
Chairman of the Board and Chief Executive Officer
CoBiz Inc.
821 Seventeenth Street
Denver, Colorado 80202
(303) 293-2265
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Andrew L. Blair, Jr., Esq.
Sherman &Howard L.L.C.
633 Seventeenth Street, Suite 3000
Denver, Colorado 80202
(303) 297-2900

        Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value $0.01 per share	860,499 shares	$18.60	$16,005,281.40	$1,294.83

(1)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale prices of CoBiz Inc. Common Stock reported on the Nasdaq National Market on December 26, 2003.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion December 29, 2003

PRELIMINARY PROSPECTUS

860,499 Shares

CoBiz Inc.
Common Stock
(par value, $0.01 per share)

        This prospectus relates to the public offering, from time to time, by the shareholders of CoBiz Inc. listed in the section titled "Selling Shareholders" of up to 860,499 shares of our common stock. A total of 403,353 of the shares offered by this prospectus were originally issued by us in connection with our acquisitions of Green Manning & Bunch, Ltd., Alexander Capital Management Group, Inc. and Financial Designs, Ltd. The remaining 457,146 shares may be issued to the selling shareholders who are the former shareholders of Financial Designs in connection with potential earnout payments that we agreed to make as part of our acquisition of Financial Designs.

        The price to the public for the shares and the proceeds to the selling shareholders will depend upon the market price of the securities when sold. The shares covered by this prospectus represent approximately 6% of the total shares of common stock outstanding on December 11, 2003. We will not receive any of the proceeds from the sales of the shares by the selling shareholders.

        Our common stock is traded on the Nasdaq National Market under the symbol "COBZ." On December 26, 2003, the last reported sale price on the Nasdaq National Market for our common stock was $18.90 per share.

        You should rely on only the information included in this prospectus or any supplement to this prospectus or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any sale of the shares of our common stock shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

        An investment in these securities involves a high degree of risk. You should carefully review "Risk Factors" beginning on page 2 for a discussion of certain matters you should consider when investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is a crime to make any representation to the contrary.

i

COBIZ INC.

        References in this prospectus to "CoBiz," "we," "us" or "our" refer to CoBiz Inc. and its direct and indirect subsidiaries, unless the context otherwise requires.

General

        CoBiz is a financial holding company headquartered in Denver. We operate Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of banking services—including credit, treasury management, investment and deposit products—to a targeted customer base of professionals and small to medium-sized businesses. We also offer trust and fiduciary services through CoBiz Private Asset Management; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch, Ltd.; the management of stock and bond portfolios for individuals and institutions through Alexander Capital Management Group, Inc.; and employee and executive benefits consulting and wealth transfer services through Financial Designs, Ltd.

        Our executive offices are located at 821 Seventeenth Street, Denver, Colorado 80202, and our telephone number is (303) 293-2265.

Recent Developments

        For recent developments regarding CoBiz, we refer you to our most recent and future filings under the Securities Exchange Act of 1934 and any prospectus supplements.

        You should read the entire prospectus and the documents incorporated by reference into this prospectus, including the risk factors, financial data and related notes, before making an investment decision.

RISK FACTORS

        Before you invest in our common stock, you should be aware that there are various risks associated with investing in CoBiz, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus or any prospectus supplement or incorporated by reference into this prospectus before you decide to purchase shares of our common stock. If any of the events described in the following risks or in the other information included in this prospectus or any prospectus supplement or incorporated by reference into this prospectus actually occur, our business, financial condition and operating results could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

        Changes in economic conditions may cause us to incur loan and lease losses.

        The inability of borrowers to repay loans and leases can erode our earnings and capital. Our loan and lease portfolio is somewhat less diversified than that of a traditional community bank because it includes a higher concentration of larger commercial loans. Substantially all of our loans and leases are to businesses and individuals in the Denver and Phoenix metropolitan areas, and any economic decline in these market areas could impact us adversely.

        Our allowance for loan and lease losses may not be adequate to cover actual loan and lease losses.

        As a lender, we are exposed to the risk that our customers will be unable to repay their loans and leases according to their terms and that any collateral securing the payment of their loans and leases may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan and lease portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan and lease losses may not be sufficient to cover our losses, thereby having an adverse effect on our operating results, and may cause us to increase the allowance in the future. In addition, although our level of delinquencies historically has been low, we have been increasing and expect to continue to increase the number and amount of loans and leases we originate and we cannot assure you that we will not experience an increase in delinquencies and losses as these loans and leases continue to age, particularly if the favorable economic conditions in Colorado and Arizona reverse. The actual amount of future provisions for loan and lease losses cannot now be determined and may exceed the amounts of past provisions. Additions to our allowance for loan and lease losses would decrease our net income.

        Our business is subject to various lending risks depending on the nature of the borrower's business, its cash flow and our collateral.

        Our commercial real estate loans involve higher principal amounts than other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Rental income may not rise sufficiently over time to meet increases in the loan rate at repricing or increases in operating expenses, such as utilities and taxes. As a result, impaired loans may be more difficult to identify without some seasoning. Because payments on loans secured by commercial real estate often depend upon the successful operation and management of the properties, repayment of such loans may be affected by factors outside the borrower's control, such as adverse conditions in the real estate market or the economy or changes in government regulation. If the cash flow from the property is reduced, the borrower's ability to repay the loan and the value of the security for the loan may be impaired.

        Repayment of our commercial loans is often dependent on cash flow of the borrower, which may be unpredictable, and collateral securing these loans may fluctuate in value. Our commercial loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Other collateral securing loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

        Our construction loans are based upon estimates of costs to construct and value associated with the completed project. These estimates may be inaccurate. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. Delays in completing the project may arise from labor problems, material shortages and other unpredictable contingencies. If the estimate of construction costs is inaccurate, we may be required to advance additional funds to complete construction. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project.

        Our consumer loans generally have a higher risk of default than our other loans. Consumer loans entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various Federal and state laws, including Federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

        Repayment of our direct financing leases is often dependent on cash flow of the borrower, which may be unpredictable, and collateral securing these leases may fluctuate in value. Leases are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Generally, leases finance 100% of the cost of the equipment, which represents the underlying collateral. The collateral securing equipment leases may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

        We may experience difficulties in managing our growth.

        As part of our strategy, we may expand into additional communities or attempt to strengthen our position in our current markets by undertaking additional de novo branch openings or new bank formations. We believe that it may take up to eighteen months for new banking facilities to first achieve operational profitability, due to the impact of overhead expenses and the start-up phase of generating loans and deposits. To the extent that we undertake growth initiatives, we are likely to continue to experience the effects of higher operating expenses relative to operating income from the new operations, which may have an adverse effect on our levels of reported net income, return on average equity and return on average assets.

        In addition, we may acquire financial institutions and related businesses that we believe provide a strategic fit with our business. To the extent that we grow through acquisitions, we cannot assure you that we will be able to adequately and profitably manage such growth. Acquiring other financial institutions and businesses involves risks commonly associated with acquisitions, including:

  •
  potential exposure to unknown or contingent liabilities of financial institutions and other businesses we acquire;

  •
  exposure to potential asset quality issues of the acquired banks or businesses;

  •
  difficulty and expense of integrating the operations and personnel of banks and businesses we acquire;

  •
  potential disruption to our business;

  •
  potential diversion of our management's time and attention; and

  •
  the possible loss of key employees and customers of the banks and businesses we acquire.

        We rely heavily on our management, and the loss of any of our senior officers may adversely affect our operations.

        Consistent with our policy of focusing growth initiatives on the recruitment of qualified personnel, we are highly dependent on the continued services of a small number of our executive officers and key employees. The loss of the services of any of these individuals could adversely affect our business, financial condition, results of operations and cash flows. The failure to recruit and retain key personnel could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Changes in interest rates may affect our profitability.

        Our profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. Our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a change in interest rates. As a result, an increase or decrease in rates, the length of loan terms or the mix of adjustable and fixed rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity. We have traditionally managed our assets and liabilities in such a way that we have a positive interest rate gap. As a general rule, banks with positive interest rate gaps are more likely to be susceptible to declines in net interest income in periods of falling interest rates and are more likely to experience increases in net interest income in periods of rising interest rates.

        Our business and financial condition may be adversely affected by an increase in competition.

        The banking business in the Denver and Phoenix metropolitan areas is highly competitive and is currently dominated by a number of large regional financial institutions. In addition to these regional banks, there are a number of smaller commercial banks that operate in these areas. We compete for loans and deposits with banks, savings and loan associations, finance companies, credit unions and mortgage bankers. In addition to traditional financial institutions, we also compete for loans with brokerage and investment banking companies and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Particularly in times of high interest rates, we also face significant competition for deposits from sellers of short-term money market securities and other corporate and government securities.

        By virtue of their larger capital bases or affiliation with larger multibank holding companies, many of our competitors have substantially greater capital resources and lending limits than we have and perform other functions that we offer only through correspondents. Interstate banking and unlimited state-wide branch banking are permitted in Colorado and Arizona. As a result, we have experienced, and expect to continue to experience, greater competition in our primary service areas. Our business, financial condition, results of operations and cash flows may be adversely affected by an increase in competition. Moreover, recently enacted and proposed legislation has focused on expanding the ability of participants in the banking and thrift industries to engage in other lines of business. The enactment of such legislation could put us at a competitive disadvantage because we may not have the capital to participate in other lines of business to the same extent as more highly capitalized financial service holding companies.

        We continually encounter technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements.

        The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

        We may be required to make capital contributions to the bank if it becomes undercapitalized.

        Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. If the subsidiary defaults under the plan, the holding company may be required to contribute to the capital of the subsidiary bank in an amount equal to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount necessary to bring the bank into compliance with applicable capital standards. Therefore, it is possible that we will be required to contribute capital to our subsidiary bank or any other bank that we may acquire in the event that such bank becomes undercapitalized. If we are required to make such capital contribution at a time when we have other significant capital needs, our business, financial condition, results of operations and cash flows could be adversely affected.

        We are subject to significant government regulation, and any regulatory changes may adversely affect us.

        The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect customers, not our creditors or stockholders. As a financial holding company, we are also subject to extensive regulation by the Federal Reserve Board, in addition to other regulatory and self-regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of such changes, which could have a material adverse effect on our profitability or financial condition.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements that involve risk and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In this prospectus, in any prospectus supplement or in the documents incorporated or deemed to be incorporated by reference into this prospectus, we state our future strategies, plans, objectives or goals and our beliefs of future events and of our future operating results, financial position and cash flows. In some cases, you can identify those so-called

"forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, achievements, plans and objectives to differ materially from any future results, performance, achievements, plans and objectives expressed or implied by these forward-looking statements. In evaluating those statements, you should specifically consider various factors, including those outlined below. Those factors may cause our actual results to differ materially from any of our forward-looking statements. Such risks, uncertainties and other factors include those described under the heading "Risk Factors" and include but are not limited to:

  •
  Adverse changes in the economy or business conditions, either nationally or in our market areas, could increase credit related losses and expenses;

  •
  Increases in defaults by borrowers and other delinquencies could result in increases in our provision for losses on loans and leases and related expenses;

  •
  Our ability to manage growth, including the successful expansion of the customer support, administrative infrastructure and internal management systems, could adversely affect our results of operations and prospects;

  •
  Fluctuations in interest rates and market prices could reduce our net interest margins, asset valuations and expense expectations;

  •
  The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors could increase competition for financial services to our detriment;

  •
  Our inability to achieve the financial goals in our strategic plans could adversely affect our results of operations;

  •
  The timing, impact and other uncertainties of any future acquisitions and our success or failure in the integration of their operations could increase costs and adversely affect our results of operations;

  •
  Our continued growth will depend in part on our ability to enter new markets successfully and capitalize on growth opportunities;

  •
  Changes in legislative or regulatory requirements applicable to us and our subsidiaries could increase costs, limit certain operations and adversely affect our results of operations;

  •
  Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase our tax expense or adversely affect our customers' business; and

  •
  Other factors discussed in "Risk Factors" may adversely affect us.

        You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement, and such risks, uncertainties and other factors speak, only as of the date on which it was originally made and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard to those statements or any other change in events, conditions or circumstances on which any such statement is based, except as required by law. New factors emerge from time to time, and it is not possible for us to predict what factors will arise or when. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

        This prospectus relates to shares of our common stock being offered and sold for the account of the selling shareholders named in this prospectus. All net proceeds from the sale of the shares will go to the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders.

SELLING SHAREHOLDERS

        We have registered for resale a total of 860,499 shares of common stock covered by this prospectus on behalf of the selling shareholders.

        Based upon information provided to us by the selling shareholders, the following table sets forth the names of the selling shareholders, the number of shares of common stock owned prior to this offering and the percentage of our outstanding common stock which such shares represented on December 11, 2003, the number of shares registered by this prospectus and the number of shares of common stock that will be owned by each selling shareholder after the sale of the registered shares and the percentage of outstanding common stock which such shares represented on December 11, 2003, assuming all of the shares offered hereby are sold. We do not know how long the selling shareholders will hold the shares before selling them or if they will sell them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares.

				Shares Beneficially Owned After Completion of the Offering (assuming all shares offered hereby are sold)
	Shares Beneficially Owned Prior to the Offering
			Maximum Number of Shares being Offered
Name
	Number	Percent		Number	Percent
GMB Selling Shareholders
James T. Bunch	158,662	1.1140%	9,227	149,435	1.0492%
John R. Green	157,309	1.1045%	9,227	148,082	1.0397%
Warren R. Henson, Jr.	57,250	0.4020%	55,364	1,886	0.0132%
ACMG Selling Shareholders
Howard T. Alexander	63,920	0.4488%	63,920	—	0.0000%
Robert J. Reed	13,692	0.0961%	13,692	—	0.0000%
John G. Phoenix	5,363	0.0377%	5,363	—	0.0000%
Steven C. Vannelli	5,363	0.0377%	5,363	—	0.0000%
Rita Koch Day	4,564	0.0320%	4,564	—	0.0000%
Donald H. Putnam	6,539	0.0459%	6,539	—	0.0000%
Mary Pat Thornton	3,004	0.0211%	3,004	—	0.0000%
Lovell Family Trust dated 6/14/99	4,775	0.0335%	4,775	—	0.0000%
FDL Selling Shareholders(1)
J. Dave Hunter	447,476	3.1417%	432,707	14,769	0.1037%
Gerald Middel	105,110	0.7380%	103,902	1,208	0.0085%
Jay Cleary	79,350	0.5571%	67,077	12,273	0.0862%
Scott McGraw	67,077	0.4709%	67,077	—	0.0000%
Karen Cecile	9,376	0.0658%	8,698	678	0.0048%

(1)
Includes our good faith estimates of 291,128 shares which may be issuable to Mr. Hunter, 69,906 shares which may be issuable to Mr. Middel, 45,130 shares which may be issuable to Mr. Cleary, 45,130 shares which may be issuable to Mr. McGraw and 5,852 shares which may be issuable to Ms. Cecile in connection with a potential earnout payment that we agreed to make in the first quarter of 2004 as part of our acquisition of Financial Designs.

        On July 10, 2001, we acquired Green Manning & Bunch, Ltd. ("GMB"). As part of the GMB acquisition, we issued Mr. Bunch, Mr. Green and Mr. Henson (collectively, the "GMB Selling Shareholders"), a total of 200 shares of Class B common stock of CoBiz GMB, Inc., a newly formed subsidiary that we used to complete the GMB acquisition. After two years, the holders of these 200 shares had the right to require us to exchange such shares for a total of 73,818 shares of our common stock (as adjusted to account for a three-for-two stock dividend made to our stockholders on August 13, 2001) (as adjusted, the "GMB Exchange Shares"). The GMB Selling Shareholders exercised their exchange rights and the GMB Exchange Shares were issued to the GMB Selling Shareholders on August 12, 2003.

        Also in connection with the GMB acquisition, we entered into a registration rights agreement with the GMB Selling Shareholders. Under the registration rights agreement, the GMB Selling Shareholders have the right to require us to file one registration statement under the Securities Act of 1933 so that they may sell the GMB Exchange Shares. The GMB Selling Shareholders exercised their demand registration right on August 15, 2003 and this Registration Statement was filed in order to fulfill our obligations under the registration rights agreement.

        At the time of the GMB acquisition, each of the GMB Selling Shareholders entered into separate employment agreements with CoBiz GMB, Inc., pursuant to which they are to provide services to GMB. Mr. Bunch and Mr. Green currently serve as the Co-Presidents of CoBiz GMB, Inc. and Mr. Henson serves as a Senior Executive Officer and Managing Director of CoBiz GMB, Inc. Under each such employment agreement, the GMB Selling Shareholder is paid an annual salary, is eligible to participate in the CoBiz GMB, Inc. Incentive Compensation Plan (providing for payments based on revenues generated by the employee), and is eligible for benefits of the type generally provided to CoBiz GMB's executive employees.

        On April 1, 2003, we acquired Alexander Capital Management Group, Inc. ("ACMG"). In connection with the ACMG acquisition, we issued a total of 107,220 shares of our common stock to Mr. Alexander, Mr. Reed, Mr. Phoenix, Mr. Vannelli, Mr. Putnam, Ms. Koch Day, Ms. Thornton and the Lovell Family Trust dated 6/14/99 (collectively, the "ACMG Selling Shareholders"). Also in connection with the ACMG acquisition, we entered into a registration rights agreement with the ACMG Selling Shareholders. Under this agreement, the ACMG Selling Shareholders have the right to include their shares of our common stock in certain registration statements that we might file, including this Registration Statement which was initiated by the GMB Selling Shareholders.

        At the time of the ACMG acquisition, certain of the ACMG Selling Shareholders entered into employment agreements with Alexander Capital Management Group, LLC (the successor to ACMG) ("ACMG LLC"). Mr. Alexander currently serves as President of ACMG LLC, Mr. Reed serves as Executive Vice President of ACMG LLC, Ms. Koch Day and Mr. Vannelli each serve as Senior Vice President of ACMG LLC, and Mr. Phoenix serves as Managing Director of Marketing for ACMG LLC. Under each such employment agreement, the ACMG Selling Shareholder is paid an annual salary, is granted a certain profits interest in ACMG LLC, and is eligible for benefits of the type generally provided to ACMG LLC's executive employees.

        On April 14, 2003, we acquired Financial Designs, Ltd. ("FDL"). In connection with the FDL acquisition, we issued a total of 222,315 shares of our common stock to Mr. Hunter, Mr. Middel, Mr. Cleary, Mr. McGraw and Ms. Cecile (collectively, the "FDL Shareholders"). We have also agreed to make certain earnout payments to the FDL Shareholders based on the earnings of Financial Designs, including a payment to be made in the first quarter of 2004. As an accommodation to the FDL Shareholders, we have allowed them to include their shares of our common stock (including our estimate of the shares issuable in connection with the earnout payment to be paid in the first quarter of 2004) in this Registration Statement, subject to their payment of any incremental costs and expenses incident to such participation (such as additional registration fees and attorneys' fees).

        At the time of the FDL acquisition, each of the FDL Selling Shareholders entered into separate employment agreements with FDL, pursuant to which they are to provide services to FDL. Mr. Hunter currently serves as President and Chief Executive Officer of FDL, Mr. Middel serves as principal of the Executive Benefits Division of FDL, Mr. McGraw serves as principal of the Employee Benefits Division of FDL, Mr. Cleary serves as principal of the Wealth Transfer Planning Division of FDL and Ms. Cecile serves as Chief Operating Officer of FDL. Under each such employment agreement, except for Ms. Cecile's agreement, the FDL Selling Shareholder is eligible to participate in the compensation plan applicable to his division. Under the employment agreement of Ms. Cecile, she is paid an annual salary and is entitled to retain incentive compensation based on services rendered. All of the employment agreements provide that the employee is eligible for benefits of the type generally provided to FDL's executive employees.

        We have registered the shares of common stock to permit the selling shareholders (and their pledgees, donees, transferees or other successors-in-interest that receive shares from a selling shareholder as a gift, or other non-sale related transfer after the date of this prospectus) to resell the shares when they deem appropriate. This prospectus also covers any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Under the GMB registration rights agreement, we have agreed to prepare and file such amendments and supplements to the Registration Statement of which this prospectus is a part as may be necessary to keep this Registration Statement effective until all of the GMB Exchange Shares are sold. Under the ACMG registration rights agreement, we have agreed to prepare and file such amendments and supplements to the Registration Statement of which this prospectus is a part as may be necessary to keep this Registration Statement effective for such period as the ACMG Selling Stockholders may reasonably request to enable them to complete the distribution of their CoBiz stock, not to exceed 90 days. We do not have any agreements or understandings with the FDL Shareholders to keep this Registration Statement effective for any particular duration.

PLAN OF DISTRIBUTION

        We are registering the shares offered under this prospectus on behalf of the selling shareholders. All costs, expenses and fees in connection with the registration of shares offered hereby will be borne by us pursuant to the GMB and ACMG registration rights agreements described above, except for the incremental expenses that the FDL Shareholders have agreed to pay. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

        Sales of shares may be effected by the selling shareholders or their pledgees, donees, transferees or other successors-in-interest selling shares received from a selling shareholder as a gift or other non-sale related transfer after the date of this prospectus (all of whom may be selling shareholders). Selling shareholders may sell the shares from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

        The selling shareholders may sell the securities by one or more of the following methods, without limitation:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  through the writing of options on the securities, whether or not the options are listed on an options exchange;

  •
  through the distribution of the securities by any selling shareholder to its partners, members or shareholders;

  •
  one or more underwritten offerings on a firm commitment or best efforts basis; and

  •
  any combination of any of these methods of sale.

        The selling shareholders may also transfer the securities by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the securities.

        Brokers, dealers or underwriters may act as principals or as agents of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Provided a selling shareholder meets the criteria and conforms to the requirements of Rule 144 under the Securities Act of 1933, a selling shareholder may also sell the shares in accordance with Rule 144 rather than pursuant to this prospectus.

        From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's securities will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

        The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

        A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

        Because each selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, each selling shareholder will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

        To the extent required under the Securities Act of 1933, the aggregate amount of selling shareholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933. That supplement will disclose:

  •
  the name of the selling shareholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  whether such broker-dealer(s) conducted any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 apply to sales of shares in the market and to activities of the selling shareholders and their respective affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the shares.

        CoBiz has agreed to indemnify the GMB Selling Shareholders and the ACMG Selling Shareholders, each of their respective officers, directors, partners and legal counsel (and in the case of the ACMG Selling Shareholders, their affiliates and agents), and each person controlling such shareholders, and each underwriter of securities included in this Registration Statement, and each officer, director, partner and other person (including with respect to the ACMG Selling Shareholders, affiliates and agents) who controls any underwriter, against certain liabilities, including liabilities under the Securities Act of 1933. The GMB Selling Shareholders and the ACMG Selling Shareholders have agreed to indemnify and hold harmless CoBiz, each of its directors and officers, each underwriter of the securities included in this Registration Statement, each person who controls CoBiz or such underwriter, and each other selling shareholder, and each of its officers, directors and partners (and in the case of the ACMG Selling Shareholders, their affiliates and agents) and each person controlling such other selling shareholder, against certain liabilities, including liabilities arising under the Securities Act of 1933. There are no indemnification agreements in place with the FDL Selling Shareholders.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

        This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file with the SEC will automatically update and supersede the information in this prospectus.

        We are incorporating by reference the following documents that we have previously filed with the SEC under file no. 000-24445:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

  •
  our Current Reports on Form 8-K filed on April 16, 2003, April 17, 2003, May 29, 2003, and September 19, 2003; and

  •
  the description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on June 11, 1998 under the Securities Exchange Act of 1934 and any subsequent amendments and reports filed to update such description.

        We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

        You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

    CoBiz Inc.
    821 Seventeenth Street
    Denver, Colorado 80202
    Attention: Lyne Andrich, Executive Vice President and Chief Financial Officer
    Telephone: (303) 293-2265

        You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus.

LEGAL MATTERS

        Sherman & Howard L.L.C. has passed upon the validity of the common stock offered by this prospectus.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the CoBiz Inc. Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CoBiz, Inc.

860,499 Shares of Common Stock

PROSPECTUS

        We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of December 29, 2003.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following is an estimate of the expenses which will be incurred by CoBiz in connection with the issuance and distribution of the securities being registered.

SEC filing fee	$1,300	*
Printing and engraving expenses	$500	*
Legal fees and expenses	$10,000	*
Accounting fees and expenses	$5,000	*
Total	$16,800	*

*
Estimated

Item 15. Indemnification of Directors and Officers

        Our Articles of Incorporation and Bylaws provide that CoBiz shall indemnify its directors, officers, employees and agents to the fullest extent now or hereafter permitted by Colorado law. Under such provisions, any director or officer who, in his or her capacity as such, is made, or threatened to be made, a party to any suit or proceeding will be indemnified if such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of CoBiz and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Articles of Incorporation, Bylaws and Colorado law further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the Articles of Incorporation, Bylaws, any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise.

        In addition, the Articles of Incorporation provide that, to the full extent now or hereafter permitted by Colorado law, CoBiz's directors will not be liable for monetary damages for breach of their fiduciary duty of care to CoBiz and its shareholders. This provision in the Articles of Incorporation does not eliminate the directors' fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Colorado law. Each director will continue to be subject to liability for breach of his or her duty of loyalty to CoBiz and its shareholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends or repurchase of stock), or for any transaction from which the director derived an improper personal benefit. This provision does not affect a director's responsibilities under any other laws, such as the federal securities law or state or federal environmental laws.

        CoBiz maintains director's and officers' liability insurance with a $10.0 million limit per year.

        The selling shareholders (except for the FDL Selling Shareholders) have agreed to indemnify and hold harmless CoBiz, each of its directors and officers, each underwriter of the securities included in this Registration Statement, each person who controls CoBiz or such underwriter, and each other selling shareholder, and each of its officers, directors and partners (and in the case of the ACMG Selling Shareholders, their affiliates and agents) and each person controlling such other selling shareholder, against certain liabilities, including liabilities arising under the Securities Act of 1933.

Item 16. Exhibits

        (a)   The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.	Reference
5.1	Opinion of Sherman & Howard L.L.C.	Filed herewith
23.1	Consent of Sherman & Howard L.L.C.	Included in Exhibit 5.1
23.2	Consent of Deloitte & Touche LLP, Independent Auditors	Filed herewith
24.1	Power of Attorney	Included on the signature page of this registration statement

Item 17. Undertakings

(a)
Rule 415 Offering.

        CoBiz hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Filings Incorporating Subsequent Exchange Act Documents by Reference.

        CoBiz hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of CoBiz's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Request for Acceleration of Effective Date.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CoBiz pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, CoBiz has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CoBiz of expenses incurred or paid by a director, officer or controlling person of CoBiz of expenses incurred or paid by a director, officer or controlling person of CoBiz in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CoBiz will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 29th day of December, 2003.

COBIZ INC.
By:	/s/ STEVEN BANGERT Steven Bangert, Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven Bangert, Richard J. Dalton and Lyne B. Andrich, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this registration statement) and any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933 for the same offering contemplated by this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ STEVEN BANGERT Steven Bangert	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 29, 2003
/s/ JONATHAN C. LORENZ Jonathan C. Lorenz	Vice Chairman of the Board	December 29, 2003
/s/ RICHARD J. DALTON Richard J. Dalton	President	December 29, 2003

/s/ LYNE B. ANDRICH Lyne B. Andrich	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 29, 2003
/s/ TROY DUMLAO Troy Dumlao	Corporate Controller (Principal Accounting Officer)	December 29, 2003
/s/ MICHAEL B. BURGAMY Michael B. Burgamy	Director	December 29, 2003
/s/ TIMOTHY J. TRAVIS Timothy J. Travis	Director	December 22, 2003
/s/ MARK S. KIPNIS Mark S. Kipnis	Director	December 29, 2003
/s/ NOEL N. ROTHMAN Noel N. Rothman	Director	December 19, 2003
/s/ HOWARD R. ROSS Howard R. Ross	Director	December 29, 2003
/s/ ALAN R. KENNEDY Alan R. Kennedy	Director	December 21, 2003
/s/ THOMAS M. LONGUST Thomas M. Longust	Director	December 20, 2003
/s/ HAROLD F. MOSANKO Harold F. Mosanko	Director	December 29, 2003
/s/ EVAN MAKOVSKY Evan Makovsky	Director	December 29, 2003

EXHIBIT INDEX

Exhibit No.	Reference
5.1	Opinion of Sherman & Howard L.L.C.	Filed herewith
23.1	Consent of Sherman & Howard L.L.C.	Included in Exhibit 5.1
23.2	Consent of Deloitte & Touche LLP, Independent Auditors	Filed herewith
24.1	Power of Attorney	Included on the signature page of this registration statement